UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2006

BAUSCH & LOMB INCORPORATED
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-4105 (Commission File Number)	16-0345235 (IRS Employer Identification No.)

One Bausch & Lomb Place, Rochester, NY (Address of principal executive offices)		14604-2701 (Zip Code)
Registrant’s telephone number, including area code: (585) 338.6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(1)	The Company failed to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “2005
Form 10-K”). Under New York Stock Exchange (the “NYSE”) rules, if a company fails to file its Form 10-K within six months from the filing due date, then the NYSE may, at its sole discretion, delist the company’s securities or allow such securities to trade for up to an additional six months.

On September 29, 2006, the Company announced that its request for an additional trading period had been granted. The additional trading period expires on January 2, 2007.

On December 21, 2006, the NYSE granted the Company’s request for an additional trading period. The Company will have until March 1, 2007 to file its 2005 Form 10-K. During that period, trading of the Company’s shares on the NYSE will remain unaffected. If the Company does not file by March 1, 2007, then the NYSE could either grant a final additional trading period until April 2, 2007, or initiate suspension and delisting procedures. The extension is subject to review by the NYSE on an ongoing basis.

(2)	As previously disclosed, the Company failed to timely file its 2005 Form 10-K. The Company is working diligently to file its 2005 Form 10-K as soon as practicable, and the other delayed periodic reports as soon as practicable thereafter.

As a result of the delay in the filing of the Company’s 2005 Form 10-K and related failure to file a proxy statement for 2006, the Company could not make certain disclosures required to be made in those filings under Section 303A of the NYSE Listed Company Manual, as more fully discussed below. The Company is now providing the required corporate governance disclosures through the filing of this Current Report on Form 8-K.

The NYSE Listed Company Manual requires NYSE-listed companies to make certain corporate governance disclosures in their annual reports on Form 10-K and proxy statements. In particular, Section 303A of the NYSE Listed Company Manual requires companies to:

· disclose the board’s evaluation of each director’s relationship with the company, whether the board has adopted categorical standards of independence, and its determination as to the independence of each director;

· identify the non-management director who presides at all regularly scheduled executive sessions of the non-management members of the board of directors;

· disclose a method by which interested parties may communicate directly with the presiding director or the non-management directors as a group;

     · disclose the availability of such company’s corporate governance guidelines, code of business conduct and ethics and charters for the board’s audit, compensation and corporate governance committees on its website and in print upon stockholder request; and
     · disclose that (i) such company’s chief executive officer and chief financial officer have filed the certifications required by Section 302 of the Sarbanes-Oxley Act with the company’s most recently filed annual report on Form 10-K, and (ii) such company’s chief executive officer has certified to the NYSE that he is not aware of any violation of the NYSE corporate governance listing standards by the company.
The Company intends to provide the following disclosures in its 2005 Form 10-K to be distributed to stockholders in substantially the form presented below. The Company is diligently working to complete its 2005 Form 10-K, and will distribute the filing to its stockholders as soon as practicable. However, the Company can provide no assurances at this time as to when this distribution will take place.
The following sets forth certain disclosures which would have normally been made in the Company’s proxy statement for 2006:
Board Independence
The Board has determined that each of the directors, other than Mr. Zarrella, has no material relationship with the Company and is independent within the meaning of the Securities and Exchange Commission and New York Stock Exchange director independence standards, as currently in effect.
Executive Sessions
Executive sessions of the independent directors are held at the end of each meeting of the Board of Directors. The Board has selected William H. Waltrip, the Board’s lead director, to preside at all executive sessions of the independent directors.
Communications by Shareholders and Interested Parties
Shareholders and interested parties may communicate with the Board or any individual director by sending such communications to Bausch & Lomb Incorporated, One Bausch & Lomb Place, Rochester, New York 14604-2701 to the attention of the secretary of the Company, who will forward all such communications to the Board. Communications intended for the non-employee directors as a group should be sent to the secretary, addressed to the attention of the lead director of the Board.
Corporate Governance Principles
The Company is committed to sound corporate governance principles. The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for CEO and Senior Financial Officers are available on the Company’s Web site at

http://www.bausch.com/en_US/corporate/corpcomm/general/governance.aspx. Printed copies of these documents can be obtained by contacting the secretary of the Company.
Board Committee Charters
The charters of the Company’s Audit Committee, Compensation Committee and Nominating Committee are available on the Company’s web site at http://www.bausch.com/en_US/corporate/ir/general/board_members.aspx. Printed copies of these charters may be obtained by contacting the secretary of the Company.
Annual Executive Officer Certification
The chief executive officer and chief financial officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002 have been filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004. The certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 for the 2005 fiscal year will be filed with the Company’s 2005 Form 10-K. The certification by the Company’s chief executive officer required under Section 303A.12(a) of the NYSE Listed Company Manual has been submitted to the NYSE without any qualifications.
As discussed above, upon the filing of this Form 8-K the Company will be in compliance with the NYSE corporate governance disclosure rules.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAUSCH & LOMB INCORPORATED

By: /s/ Robert B. Stiles

Robert B. Stiles
Senior Vice President and General Counsel

Date: December 21, 2006